Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-155867 on Form S-8 and Registration Statement Nos. 333-158270, 333-163902, and 333-163903 on Form S-3 of (1) our report dated February 24, 2010, relating to the consolidated financial statements of Clearwire Corporation and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the business combination between Clearwire Corporation and the WiMAX Operations of Sprint Nextel Corporation), (2) our report dated March 11, 2008 (March 25, 2009, as to Note 19) relating to the consolidated financial statements of Clearwire Corporation and subsidiaries as of December 31, 2007 and December 31, 2006, and for each of the three years in the period ended December 31, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the change in accounting for stock-based compensation upon adoption of Financial Accounting Standards Board Statement No. 123(R), Share Based Payment), and (3) our report dated February 24, 2010, on the effectiveness of the Clearwire Corporation’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness) appearing in the Annual Report on Form 10-K of Clearwire Corporation for the year ended December 31, 2009.
/s/ DELOITTE & TOUCHE LLP
Seattle, Washington
February 24, 2010